UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

May 27, 2005

HOMEBANC CORP.

(Exact Name of Registrant as Specified in Charter)

Georgia	001-32245	20-0863067
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2002 Summit Boulevard, Suite 100, Atlanta, Georgia	30319
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:

(404) 459-7400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 27, 2005, HomeBanc Mortgage Trust 2005-3 (the “Trust”) issued approximately $979.8 million of asset-backed notes (the “Notes”) in a public offering (the “Offering”) underwritten by Bear, Stearns & Co. Inc. and Keybanc Capital Markets. The Notes, which were offered in seven classes, are backed by an approximately $985.7 million pool of conventional, first and second lien, adjustable rate mortgage loans (the “Mortgage Loans”) originated by HomeBanc Mortgage Corporation (“HomeBanc Mortgage”). HMB Acceptance Corp. (“HMB Acceptance”) retained $7.3 million of Class M-5 Notes, $5.9 million of Class B Notes which were issued but not publicly offered (the “Class B Notes”), and a certificate (the “Certificate”) representing all of the equity in the Trust. HomeBanc Mortgage and HMB Acceptance are wholly owned subsidiaries of HomeBanc Corp. (the “Company”). The Trust will be classified as a taxable mortgage pool for federal income tax purposes, and, as a result, a portion of the residual income that is derived from the Company’s interest in the Trust will be treated as excess inclusion income. A more detailed description of the Notes is set forth in Item 2.03 of this Current Report. A copy of the press release issued by the Company on June 1, 2005, relating to the Offering (the “Press Release”) is attached hereto as Exhibit 99.1 and is incorporated into this Item 1.01 by this reference.

In connection with the Offering, the Company, the Trust, and/or HMB Acceptance entered into, among other things, a Mortgage Loan Purchase Agreement; a Trust Agreement; a Transfer and Servicing Agreement; and an Indenture (collectively, and as more fully described in Item 9.01 of this Current Report, the “Agreements”), each dated as of May 1, 2005, copies of which are attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, and incorporated into this Item 1.01 by this reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described in Item 1.01 of this Current Report, on May 27, 2005, the Trust issued approximately $979.8 million of Notes in the Offering. A copy of the Press Release is attached hereto as Exhibit 99.1, and is incorporated into this Item 2.03 by this reference. Copies of the Agreements described in Item 1.01 of this Current Report are attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, and are incorporated into this Item 2.03 by this reference.

The Notes, which were offered in seven classes, are secured by the Mortgage Loans originated by HomeBanc Mortgage and held as assets of the Trust. The Mortgage Loans will be serviced by the Company. HMB Acceptance retained $7.3 million of Class M-5 Notes, the Class B Notes and the Certificate.

Payments of principal and interest on the Notes will be made from payments received from the Mortgage Loans held as assets of the Trust. The rate of principal payments on each class of Notes, the aggregate amount of distributions on each class of Notes and the yield to maturity of each class of Notes will be related to the rate and timing of payments of principal and interest on the underlying Mortgage Loans. The final scheduled payment date for each class of Notes is the payment date in July 2035.

At its option, the holder of the ownership certificate in the Trust may purchase all of the Mortgage Loans on any payment date following the month in which the total principal balance of the Mortgage Loans declines to less than 20% of their initial total principal balance. If the Mortgage Loans are purchased, holders of Notes will be paid accrued interest and principal in an amount not to exceed the purchase price. If the option to purchase the Mortgage Loans is not exercised on the earliest possible payment date as described above, then, beginning with the next succeeding payment date and thereafter, the interest rates of the Notes will be increased, all as more fully described in the Agreements.

The Notes do not represent a direct financial obligation of the Company, but Notes issued by the Trust and held by the public as debt will be treated as debt of the Company for federal income tax purposes.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description

10.1	Mortgage Loan Purchase Agreement, dated as of May 1, 2005, by and between HMB Acceptance Corp. and HomeBanc Corp.

10.2	Trust Agreement, dated as of May 1, 2005, by and among HMB Acceptance Corp., Wilmington Trust Company and U.S. Bank National Association.

10.3	Transfer and Servicing Agreement, dated as of May 1, 2005, by and among HomeBanc Mortgage Trust 2005-3, HMB Acceptance Corp., U.S. Bank National Association, Wells Fargo Bank, National Association and HomeBanc Corp.

10.4	Indenture, dated as of May 1, 2005, by and among HomeBanc Mortgage Trust 2005-3 and U.S. Bank National Association.

99.1	Press release issued June 1, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOMEBANC CORP.

/s/ Alana L. Griffin
Alana L. Griffin
Senior Vice President, Assistant
General Counsel & Assistant Secretary

Date: June 3, 2005

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Mortgage Loan Purchase Agreement, dated as of May 1, 2005, by and between HMB Acceptance Corp. and HomeBanc Corp.

10.2	Trust Agreement, dated as of May 1, 2005, by and among HMB Acceptance Corp., Wilmington Trust Company and U.S. Bank National Association.

10.3	Transfer and Servicing Agreement, dated as of May 1, 2005, by and among HomeBanc Mortgage Trust 2005-3, HMB Acceptance Corp., U.S. Bank National Association, Wells Fargo Bank, National Association and HomeBanc Corp.

10.4	Indenture, dated as of May 1, 2005, by and among HomeBanc Mortgage Trust 2005-3 and U.S. Bank National Association.

99.1	Press release issued June 1, 2005.